Exhibit 99.1

Newfield Provides Third Quarter Operational Update

Third quarter 2010 domestic oil production grows 30% over comparable 2009 period

FOR IMMEDIATE RELEASE

Houston – October 20, 2010 – Newfield Exploration Company (NYSE: NFX) today provided a detailed operational update on its core operating regions. The operations update coincides with the release of the Company’s third quarter 2010 financial results. A conference call is planned for 8:30 a.m. CDT on Thursday, October 21, 2010. To participate in the call, dial 719-457-1527 or listen through the investor relations section of the website at http://www.newfield.com.

Newfield’s third quarter 2010 total production was 71 Bcfe. Oil production in the quarter was negatively impacted by approximately 0.3 MMBbls related to a damaged export pipeline offshore Malaysia, which has been repaired. Production in the third quarter of 2010 increased 9% over the third quarter of 2009. Domestic oil production in the third quarter of 2010 was up 30% over the third quarter of 2009. For the full year, Newfield expects that its production will be at the upper end of its guidance range, or 286 – 288 Bcfe, an increase of more than 11% over 2009 production. Newfield’s increase in guidance is attributable to higher oil production.

Rocky Mountain’s Oil Program

The centerpiece of Newfield’s domestic oil program is its Rocky Mountain region. Current net production from the area is nearly 25,000 BOEPD.

Monument Butte Field Area – Gross oil production from the Monument Butte field area has increased nearly 5,000 BOPD since the beginning of 2010. With a five operated rig program, Newfield is on track to drill a record 375 wells in the Monument Butte field in 2010. Newfield expects that it will average less than five days to drill and case a well in 2010. Recent completed well costs in Monument Butte continue to range from $700,000 – $900,000 (gross).

Recent drilling has focused on assessing the Company’s northern extension acreage which covers 73,000 gross acres adjacent to the Greater Monument Butte Unit. Newfield has drilled more than 250 wells to date in this area and has successfully assessed more than 25% of the northern extension acreage. Newfield’s average working interest on the northern acreage is approximately 70%.

Based on its current pace of drilling activities, Monument Butte production is expected to grow about 20% in 2011 and firm oil sales agreements are in place on approximately 85% of the expected volumes. Newfield continues to work with area refiners and expects sufficient refining capacity to be in place in 2011 and beyond.

The Monument Butte field area covers approximately 180,000 gross acres. Newfield estimates that approximately 4,700 development drilling locations remain.

Williston Basin – Newfield continues to run four operated rigs in the Williston Basin. Current net production is more than 5,000 BOEPD and is expected to exit 2010 at more than 6,500 BOEPD. Year-to-date, the Company has drilled 20 of its planned 29 wells.

Newfield is currently operating three rigs west of the Nesson Anticline. Through a 10-well program, Newfield successfully assessed the Catwalk, Aquarium and Watford areas and has now entered the development drilling phase. The Company is today drilling or completing five wells with lateral lengths exceeding 9000’.

Similar to the Company’s Woodford Shale development, longer lateral completions have improved operating efficiencies in the Williston Basin. Year-to-date, Newfield’s drill and complete costs per lateral foot have averaged about $1,250 on its 4,000’ lateral wells. The Company estimates that its drill and complete costs per lateral foot will reduce to approximately $900 on its 9,000’ laterals. Year-to-date, gross completed well costs on 4,000’ and 9,000’ laterals have been approximately $5 million and $8 million, respectively. In 2011, substantially all of the Company’s planned wells are anticipated to have completed lateral lengths of approximately 9,000’.

Recent Williston Basin completed well results are included in the table below.

Well Name	IP Rate (BOEPD)	30-Day Avg. (BOEPD)	Producing Formation	Area	Lateral Length	Frac Stages	Working Interest
Bluefin 1-13H	2,497	526	Bakken	Aq./Watford	4,000’	16	62%
Gladys Federal 2-9H	3,631	1,231	Bakken	Westberg	4,000’	16	47%
Clear Creek Federal 1-25H	2,360	647	Bakken	Westberg	3,900’	17	45%
Harold 1-31H	2,194	689	Bakken	Westberg	4,200'	17	40%
Wahus 1-12H	2,293	677	Bakken	Westberg	4,100’	17	41%
Megamouth 1-8H	2,519	683	Bakken	Aq./Watford	4,100’	17	81%
Clear Creek Federal 1-26H	2,922	*	Bakken	Westberg	4,400’	17	40%
Dahl 1-5H	1,532	*	Bakken	Aq./Watford	4,300’	17	99%
Sawfish 1-1H	1,841	*	Bakken	Aq./Watford	4,100’	17	97%
Ursus 1-20H	2,114	*	Bakken	Lost Bear	4,100’	18	77%
*recent completion, 30-day average production not yet available

International Oil Developments

Newfield’s international oil liftings in the third quarter were 1.3 MMBbls. The largest contributor to Newfield’s international oil production was Malaysia where liftings in the quarter averaged approximately 12,000 BOPD net. Liftings in the third quarter reflect approximately 0.3 MMBbls of deferred production related to a damaged offshore export pipeline in Malaysia in July 2010. The pipeline was repaired in approximately four weeks and production resumed in early August.

Oil Play Assessment Areas

Approximately $150 million of the Company’s 2010 capital budget is dedicated to assessing new oil plays. The two largest efforts underway encompass nearly 600,000 net acres – the Eagle Ford Shale in southwest Texas and the Southern Alberta Basin of northwestern Montana.

Eagle Ford Shale – Newfield has more than 300,000 net acres in the Maverick Basin of southwest Texas. The acreage, located in Maverick and Dimmit Counties, is prospective for both the Eagle Ford and Pearsall Shales and an active drilling campaign is underway. To date, Newfield has completed and commenced production on four wells. An additional five wells are in various stages of completion. Newfield’s operated rig count has ranged from three to five rigs in recent months with plans to drill about 15 wells in 2010.

Southern Alberta Basin – The Company recently completed a horizontal well in the Southern Alberta Basin. Newfield plans to drill up to eight wells to assess the oil potential on its more than 260,000 net acres in Glacier County, Montana. Prospective geologic formations included the Lodgepole, Middle Bakken, Three Forks and Nisku.

Natural Gas Developments

Granite Wash – Newfield has drilled 31 horizontal wells (26 producing and five in various stages of completion) in the Granite Wash play. Current net production is approximately 115 MMcfe/d and Newfield’s working interest is about 70%.  The Company owns interests in approximately 46,000 net acres in the play.

Gross initial production to date from the Company’s Granite Wash horizontal wells has averaged approximately 17 MMcfe/d (24-hour rate). To date, 12 of the wells have been completed in the Marmaton formation where initial production has averaged approximately 15 MMcf/d and 620 BCPD. To date, 14 of the wells have been completed in the Red Fork/Atoka formations and initial production has averaged 16 MMcfe/d. Newfield’s acreage has multiple prospective drilling horizons. The Company’s 2010 drilling program has successfully assessed nine horizons and an additional test is expected by year-end.  The remainder of the 2010 drilling program, as well as 2011’s planned activities, will focus on the rich gas and condensate horizons in the Marmaton.

Woodford Shale – Drilling activity in the Woodford Shale was slowed in early 2010 as a result of weak gas prices. Today, about 90% of Newfield’s 172,000 net acres in the Woodford Shale is held by production. Newfield is currently running four operated rigs in the Arkoma Basin.

Newfield has drilled over 350 horizontal wells in the Woodford to date. Development drilling is today exclusively focused on super extended laterals (SXLs), or wells with a horizontal length greater than 5,000’. Newfield expects that its average Woodford lateral length in 2010 will be approximately 6,500’.

The Company’s Woodford production is approximately 190 MMcfe/d net. To date, the Company is producing from 17 SXLs and expects to have 21 SXLs producing by year-end 2010. The SXL’s drilled to date have an average lateral length of approximately 8,400’, with average gross initial production (24-hour rate) of nearly 8 MMcfe/d. Gross well costs for SXLs today average $8 – $10 million, depending on completion type and lateral length. Newfield’s average working interest in the Woodford is about 70%.

Deepwater Gulf of Mexico

The Company’s deepwater Gulf of Mexico production is approximately 100 MMcfe/d net and represents about 10% of total Company production. The Company’s Gladden oil development, located at Mississippi Canyon 800, is expected to commence production in December 2010 at approximately 4,750 BOPD gross. Newfield operates Gladden with a 57.5% working interest.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated capital expenditures, production and cost reductions, drilling and development plans, the timing of activities and liftings is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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